Press Release #201613	FOR IMMEDIATE RELEASE	June 16, 2016

Enertopia Announces Surface Exploration Program

Vancouver, BC-Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has engaged McKay Mineral Exploration, LLC to conduct the first auger sampling program on the Company’s three Nevada Lithium projects.

Auger drilling is expected to take up to three days to complete. From our review of historic data available in the public domain this is believed to be the first ever lithium auger program at Edwards Creek Valley, Smith Creek Valley and the north half of the Big Smoky Valley projects in Nevada. The auger program has been designed to test for Lithium and associated minerals at near surface depths of up to 9 feet depending on hosted sediment conditions. Sampling, bagging and shipments of all samples will be taken and completed as per best industry practice and standards.

This first sampling program, in conjunction with compilation of existing data, will help optimize the next phase of exploration.

Once the current sampling program is completed the number of samples and depth of each sample will be provided in a follow up press release.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the auger drilling program will be effective for the sampling of Lithium and if effective will have any positive impact on Enertopia. There can be no assurance that the Company’s research into technology for the recovery for lithium will be successful or if successful will have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release